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                                                                   EXHIBIT 16.04

June 11, 1999

Audit Committee
CyberGuard Corporation
2000 W. Commercial Boulevard
Suite 200
Fort Lauderdale, FL 33309

Gentlemen:

We have examined the consolidated balance sheets of CyberGuard Corporation as of June 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 1997, the nine months ended June 30, 1996, and the year ended September 30, 1995 and issued our auditors' report thereon dated September 23, 1997 (the "1997 auditors' report").

Further, on September 11, 1996, we issued our auditors' report (the "1996 auditors' report") on the consolidated balance sheets of CyberGuard Corporation as of June 30, 1996 and September 30, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the nine months ended June 30, 1996 and year ended September 30, 1995.

On May 28,1999 CyberGuard Corporation's Chief Financial Officer informed us that CyberGuard Corporation "is prepared to issue restated financial statements for its 1997 fiscal year, including a restated opening balance sheet as of June 30, 1996."

In light of the CyberGuard Corporation's intent to restate its financial statements, w cannot continue to be associated with such financial statements and, accordingly, KPMG hereby advises you that our "1997 and 1996 auditors' reports" should no longer be relied on.

We advise CyberGuard Corporation to promptly consult with legal counsel regarding any disclosure or reports to regulatory agencies or others which may be appropriate.

Very truly yours,

Signed: KPMG LLP






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